Exhibit 99.1

Lument Finance Trust, Inc. Declares Quarterly Cash Dividends for its Common and Preferred Stock

New York, NY, September 14, 2021/PRNewswire – Lument Finance Trust, Inc. (NYSE: LFT) (“LFT” or the “Company”) announced the declaration of a cash dividend of $0.09 per share of common stock with respect to the third quarter of 2021. The dividend is payable on October 15, 2021 to common stockholders of record as of the close of business on September 30, 2021.

The Company also announced the declaration of a cash dividend of $0.4921875 per share of 7.875% Cumulative Redeemable Series A Preferred Stock. The dividend is payable on October 15, 2021 to preferred stockholders of record as of the close of business on October 1, 2021.

About LFT

LFT is a Maryland corporation focused on investing in, financing and managing a portfolio of commercial real estate debt investments.  The Company primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets. LFT is externally managed and advised by OREC Investment Management, LLC d/b/a Lument Investment Management, a Delaware limited liability company.

Forward Looking Statements

Certain statements included in this press release constitute forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are subject to risks and uncertainties. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "project," "estimate," "plan," "continue," "intend," "should," "may," "will," "seek," "would," "could," or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company on the date of this press release or the date on which such statements are first made. Actual results may differ from expectations, estimates and projections. You are cautioned not to place undue reliance on forward-looking statements in this press release and should consider carefully the factors described in Part I, Item IA "Risk Factors" in the Company's annual reports on Form 10-K, our quarterly reports on Form 10-Q, and other current or periodic filings with the SEC, when evaluating these forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control.  Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. Additional information concerning these and other risk factors are contained in our Annual Report on Form 10-K for the year-ended December 31, 2020, which is available on the SEC's website at www.sec.gov. Except as required by applicable law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IR Contact:
Charles Duddy
Managing Director
(646) 248-0174 | charles.duddy@lument.com

Media Contact:
Michael Ratliff
Director
(212) 588-2163 | michael.ratliff@lument.com